    As filed with the Securities and Exchange Commission on August 28, 1998

                                                       Total Number of Pages - 6
                                                   Index to Exhibits at Page - 6

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  ___________

                                  FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                   PURSUANT TO SECTION 12 (b) OR (g) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

                                 CONNECT, INC.
            (Exact name of registrant as specified in its charter)

              DELAWARE                                 77-0431045
(State of incorporation or organization)             (IRS Employer
                                                   Identification No.)

  515 ELLIS STREET, MOUNTAIN VIEW, CA                  94043-2242
(Address of principal executive offices)               (Zip Code)

       Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                 Name of each exchange on which
     to be so registered                 each class is to be registered
     -------------------                 ------------------------------

         None                                   None

       Securities to be registered pursuant to Section 12(g) of the Act:

                        Common Stock, $0.001 par value
                        ------------------------------
                               (Title of Class)

Item 1. Description of Registrant's Securities to be Registered
        -------------------------------------------------------

     The following is a summary of the outstanding capital stock of the Company:

     The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, $0.001 par value per share, and 3,500,000 shares of Preferred Stock, $0.001 par value per share. As of July 31, 1998 there were 12,886,552 shares of the Registrant's Common Stock outstanding held by 151 stockholders of record.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

     As of the date of this Form 8-A/A, the Company has 3,500,000 authorized shares of "blank check" Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors, without any further vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the Common Stock. Although the Company has no present intention to issue any additional shares of its Preferred Stock, there can be no assurance that the Company will not do so in the future. See "Delaware Anti-Takeover Law and Certain Charter Provisions."

WARRANTS

     As of the date of this Form 8-A/A, the Company has outstanding Warrants to purchase an aggregate of up to 687,982 shares of Common Stock at an exercise price of $12.50 per share. Each such Warrant is exercisable at any time prior to November 2000.

REGISTRATION RIGHTS OF CERTAIN OTHER HOLDERS

     Excluding the shares of Common Stock issuable upon exercise of the Warrants, the holders of approximately 8,974,812 shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of agreements between the Company and the holders of Registrable Securities. If at any time, the Company registers any of its Common Stock, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in the offering. All registration expenses must be borne by the Company and all selling expenses relating to Registrable Securities must be borne by the holders of the securities being registered. In addition, such holders may require the Company to use its best efforts to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, subject to certain limitations.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     Certain provisions of Delaware law and the Company's Restated Certificate of Incorporation could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the Company. The Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

     The Company is subject to the provisions of Section 203 of the Delaware law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the Company's stockholders.

     Commencing at the first annual meeting of stockholders following the annual meeting of stockholders when the Company shall have had at least 800 stockholders, the Restated Certificate of Incorporation of the Company will provide for the Board of Directors to be divided into two classes, with staggered two-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders of the Company, with the other class continuing for the remainder of its respective two-year term. Thereafter, stockholders shall no longer have cumulative voting rights and the Company's stockholders representing a majority of the shares of Common Stock outstanding will be able to elect all of the directors. The classification of the Board of Directors and elimination of cumulative voting make it more difficult for the Company's existing stockholders to replace the Board of Directors as well as for another party to obtain control of the Company by replacing the Board of Directors. Since the Board of Directors has the power to retain and discharge officers of the Company, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

     The Company's Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. The Bylaws provide that special meetings of stockholders can be called only by the Board of Directors, the Chairman of the Board, if any, the President of the Company and holders of 10% of the votes entitled to be cast at a meeting. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the Board of Directors, the Chairman of the Board, if any, the President of the Company or any such 10% holder. The Bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders of the Company. The Company's Restated Certificate of Incorporation contains a provision requiring the affirmative vote of the holders of at least two-thirds of the voting stock of the Company to amend the foregoing provisions of the Restated Certificate of Incorporation and Bylaws.

Item 2. Exhibits
        --------

                The following exhibits are filed as a part of this Registration
                Statement:

                1 Specimen certificate for Registrant's Common Stock - incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 (SEC File No. 333-05901).

                2.1 Certificate of Incorporation -- incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1.

                2.2 Amended and Restated Certificate of Incorporation -- incorporated herein by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form S-1.

                2.3 Certificate of Amendment of Certificate of Incorporation -incorporated herein by reference to
                        Exhibit 3.4 to the Registrant's Registration Statement on Form S-1.

                2.4 Bylaws - incorporated herein by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1.

                2.5 Amended and Restated Registration Rights Agreement dated July 3, 1996 between the Registrant and certain holders of the Registrant's securities -- incorporated herein by reference to Exhibit 10.6 to the Registrant's Registration Statement on Form S-1.

                2.6 Form of Exchange Agreement - incorporated herein by reference to Exhibit 4.3 to the Form 8-K filed by the Registrant on December 22, 1997.

                2.7 Certificate of Amendment to Amended and Restated Certificate of Incorporation effecting a one-for-five reverse stock split - incorporated herein by reference to the Registrant's Form 8-A/A filed on March 9, 1998.

                2.8     Second Amended and Restated Certificate of
                        Incorporation -incorporated herein by reference to
                        Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 28, 1998                    CONNECT, INC.

                                         By:  /s/ JOSEPH G. GIRATA
                                              --------------------
                                              Joseph G. Girata,
                                              Vice President of Finance and
                                              Administration and Chief Executive
                                              Officer

 Exhibit Index
 -------------

        1 Specimen certificate for Registrant's Common Stock -incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 (SEC File No. 333-05901).

        2.1 Certificate of Incorporation -- incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1.

        2.2 Amended and Restated Certificate of Incorporation --incorporated herein by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form S-1.

        2.3 Certificate of Amendment of Certificate of Incorporation - incorporated herein by reference to Exhibit 3.4 to the Registrant's Registration Statement on Form S-1.

        2.4 Bylaws - incorporated herein by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1.

        2.5 Amended and Restated Registration Rights Agreement dated July 3, 1996 between the Registrant and certain holders of the Registrant's securities -- incorporated herein by reference to
                Exhibit 10.6 to the Registrant's Registration Statement on Form S-1.

        2.6     Form of Exchange Agreement - incorporated herein by reference to
                Exhibit 4.3 to the Form 8-K filed by the Registrant on December 22, 1997.

        2.7 Certificate of Amendment to Amended and Restated Certificate of Incorporation effecting a one-for-five reverse stock split - incorporated herein by reference to the Registrant's Form 8-A/A filed on March 9, 1998.

        2.8 Second Amended and Restated Certificate of Incorporation - incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.